Filed pursuant to Rule 433

Registration Nos. 333-180410 and 333-180410-06

Free Writing Prospectus Dated May 21, 2013

Final Term Sheet

PPL CAPITAL FUNDING, INC.

$250,000,000 1.90% SENIOR NOTES DUE 2018 (“2018 Notes”)

$600,000,000 3.40% SENIOR NOTES DUE 2023 (“2023 Notes”)

$300,000,000 4.70% SENIOR NOTES DUE 2043 (“2043 Notes”)

Issuer:	PPL Capital Funding, Inc.

Guarantor:	PPL Corporation

Selling Securityholders:	Credit Suisse Securities (USA) LLC
Merrill Lynch, Pierce, Fenner & Smith

                      Incorporated

RBS Securities Inc.
Wells Fargo Securities, LLC
Barclays Capital Inc.
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC
UBS Securities LLC
KeyBanc Capital Markets Inc.
RBC Capital Markets, LLC
Scotia Capital (USA) Inc.
BNY Mellon Capital Markets, LLC
CIBC World Markets Corp.
Credit Agricole Securities (USA) Inc.
Lloyds Securities Inc.
PNC Capital Markets LLC
SunTrust Robinson Humphrey, Inc.
U.S. Bancorp Investments, Inc.

Expected Issue Ratings*: (Moody’s/S&P/Fitch)	Baa3/BBB-/BBB

Size:	2018 Notes: $250,000,000

2023 Notes: $600,000,000

2043 Notes: $300,000,000

Trade Date:	May 21, 2013

Settlement Date:	May 24, 2013 (T+3)

Maturity Date:	2018 Notes: June 1, 2018

2023 Notes: June 1, 2023

2043 Notes: June 1, 2043

Interest Payment Dates:	Semi-annually in arrears on June 1 and December 1,

commencing on December 1, 2013

Coupon:	2018 Notes: 1.90%

2023 Notes: 3.40%

2043 Notes: 4.70%

Price to Public:	2018 Notes: 99.900%

2023 Notes: 99.705%

2043 Notes: 99.648%

Benchmark Treasury:	2018 Notes: 0.625% due April 30, 2018

2023 Notes: 1.75% due May 15, 2023

2043 Notes: 3.125% due February 15, 2043

Benchmark Treasury Yield:	2018 Notes: 0.821%

2023 Notes: 1.935%

2043 Notes: 3.122%

Spread to Benchmark Treasury:	2018 Notes: + 110 basis points

2023 Notes: + 150 basis points

2043 Notes: + 160 basis points

Yield to Maturity:	2018 Notes: 1.921%

2023 Notes: 3.435%

2043 Notes: 4.722%

Optional Redemption:	2018 Notes: On or after July 1, 2015 and prior to May 1, 2018, the 2018 Notes will be redeemable, in whole at any time or in part from time to time, at a redemption price equal to the greater of (1) 100% of the principal amount of the 2018 Notes being redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the 2018 Notes to be so redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus 20 basis points, plus, in either of the above cases, accrued and unpaid interest on the principal amount being redeemed to, but not including, the date of redemption.

On or after May 1, 2018, the 2018 Notes will be redeemable at a redemption price equal to 100% of the principal amount of the 2018 Notes being redeemed, plus accrued and unpaid interest on the principal amount being redeemed to, but not including, the date of redemption

2023 Notes: On or after July 1, 2015 and prior to March 1, 2023, the 2023 Notes will be redeemable, in whole at any time or in part from time to time, at a redemption price equal to the greater of (1) 100% of the principal amount of the 2023 Notes being redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the 2023 Notes to be so redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus 25 basis points, plus, in either of the above cases, accrued and unpaid interest on the principal amount being redeemed to, but not including, the date of redemption.

On or after March 1, 2023, the 2023 Notes will be redeemable at a redemption price equal to 100% of the principal amount of the 2023 Notes being redeemed, plus accrued and unpaid interest on the principal amount being redeemed to, but not including, the date of redemption

2043 Notes: On or after July 1, 2015 and prior to December 1, 2042, the 2043 Notes will be redeemable, in whole at any time or in part from time to time, at a redemption price equal to the greater of (1) 100% of the principal amount of the 2043 Notes being redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the 2043 Notes to be so redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus 25 basis points, plus, in either of the above cases, accrued and unpaid interest on the principal amount being redeemed to, but not including, the date of redemption.

On or after December 1, 2042, the 2043 Notes will be redeemable at a redemption price equal to 100% of the principal amount of the 2043 Notes being redeemed, plus accrued and unpaid interest on the principal amount being redeemed to, but not including, the date of redemption.

CUSIP / ISIN:	2018 Notes: 69352P AG8 / US69352PAG81

2023 Notes: 69352P AF0 / US69352PAF09

2043 Notes: 69352P AH6 / US69352PAH64

Joint Book-Running Managers:	Credit Suisse Securities (USA) LLC
Merrill Lynch, Pierce, Fenner & Smith

                      Incorporated

RBS Securities Inc.

Wells Fargo Securities, LLC

Barclays Capital Inc.

J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC

UBS Securities LLC

Senior Co-Managers	KeyBanc Capital Markets Inc.
RBC Capital Markets, LLC
Scotia Capital (USA) Inc.

Co-Managers:	BNY Mellon Capital Markets, LLC
CIBC World Markets Corp.
Credit Agricole Securities (USA) Inc.
Lloyds Securities Inc.
PNC Capital Markets LLC
SunTrust Robinson Humphrey, Inc.
U.S. Bancorp Investments, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it from Credit Suisse Securities (USA) LLC by calling at 1-800-221-1037 or Merrill Lynch, Pierce, Fenner & Smith Incorporated by calling at 1-800-294-1322.